INSTRUCTIONS FOR DISTRIBUTION OF
                        SUMMARY PLAN DESCRIPTION

- REQUIRED DISTRIBUTION DATE: A new participant is required to receive a summary plan description (SPD) within 90 days after becoming a participant. In the case of a participant's death, the spouse and/or designated beneficiary is required to receive an SPD within 90 days after first receiving benefits. However:

  (a) For a new plan, the last date for distribution of an SPD is 120 days after the adoption date (or if later 120 days after the plan effective date).

  (b) For an amended plan, the last date for distribution of a Summary of Material Modifications (SMM) or an amended SPD is 210 days after the end of the plan year in which the amended or restated plan is effective. However, some practitioners are of the opinion that the SMM or SPD should be provided no later than 60 days after the later of the adoption date or effective date of the amendment.

- FORM OF SPD DISTRIBUTION: The SPD should be delivered by hand at the employee's work site. The SPD may also be distributed electronically by fax or e-mail, with the same applicable due date(s) as above, provided actual receipt at the participant's work site is ensured and it is made known that a free paper copy of the SPD is available. If mailed, first, second or third class mail is permitted. However, if second or third class mail is used, return and forwarding postage must be guaranteed, address correction must be requested, and any returns must either be forwarded by first class mail or delivered directly to the person. When using mail delivery, sufficient time must be allowed to assure timely delivery by the above due date(s).

- FOREIGN LANGUAGE EMPLOYEES: If as of the first day of a plan year the plan covers either (a) fewer than 100 participants, 25% or more of whom are only literate in a single common foreign language, or (b) 100 or more participants, of whom 10% or more (or 500 if less) are only literate in a single common foreign language, then if the distributed SPD is not also provided translated into that common foreign language, the English SPD must be accompanied by a notice written in the common foreign language offering assistance and clearly setting forth the procedures to be followed to obtain such assistance.

- FILING WITH THE LABOR DEPARTMENT: Per the Taxpayer Relief Act of 1997, it is no longer required to submit an SPD or SMM to the Department of Labor; but if requested by the Department of Labor, one must be provided within 30 days in order to avoid a penalty of $100 per day (maximum $1,000).

- SAMPLE COVER LETTER OR NOTICE: All or a part of the following may be considered for inclusion in the cover letter accompanying distribution or mailing of the SPD. The letter should be sent on the letterhead of the sponsoring employer; or in the case where the sponsoring employer is not the plan administrator, it may be sent by the plan administrator.

  This is a summary in English of your rights and benefits under the
  provisions of                        ( name of plan). If you have any
               ------------------------
  difficulty in understanding any part of this summary plan description,
  please contact                         during regular business hours at his
                -------------------------
  or her office at                         ; by telephone at                 ;
                  -------------------------                 -----------------
  or by e-mail at                             .
                 -----------------------------


  Optional clause:
  ---------------

  We suggest you also review the U.S. Labor Department publication called "WHAT YOU SHOULD KNOW ...about your pension rights" on the web at http://www.dol.gov/pwba/welcome.html, or you can obtain a copy by calling toll free at (866) 275-7922.

                              A SUMMARY PLAN DESCRIPTION OF THE


                              AFL-CIO HOUSING INVESTMENT TRUST


                                   401(K) RETIREMENT PLAN























                                          December 2002

                                        TABLE OF CONTENTS


INTRODUCTION.........................................................   1

  Type of Plan.......................................................   1
  Plan Sponsor......................................................    1
  Purpose of the Summary............................................    1

PLAN ADMINISTRATION..................................................   1
  Plan Trustees......................................................   1
  Plan Administrator.................................................   1
  Other Information..................................................   1

PLAN PARTICIPATION...................................................   1
  Eligible Employees.................................................   1
  General Eligibility Requirements...................................   2
  Entry Date.........................................................   2
  Participation by Employees Whose Status Changes....................   2
  Participant upon Re-employment.....................................   2

SERVICE RULES........................................................   2
  Service Definitions................................................   2
  Termination and Return to Employment...............................   3
  Credit for Service with other Employers............................   3

CONTRIBUTIONS AND ALLOCATIONS........................................   4
  Elective Deferrals.................................................   4
  Salary Deferral Election Forms.....................................   4
  Matching Contributions.............................................   4
  Non-Elective Contributions.........................................   4
  Top Heavy Contributions............................................   6
  Rollover Contributions.............................................   6

BENEFIT UPON RETIREMENT..............................................   6

BENEFIT UPON DISABILITY..............................................   6

BENEFIT UPON DEATH...................................................   6

BENEFIT UPON TERMINATION OF EMPLOYMENT...............................   7

DETERMINATION OF VESTED INTEREST.....................................   7

HARDSHIP DISTRIBUTIONS...............................................   7

PARTICIPANT LOANS....................................................   7

INVESTMENT OF ACCOUNTS...............................................   7

TAX WITHHOLDING ON PLAN BENEFITS.....................................   8

OTHER INFORMATION....................................................   8
  Claims for Benefits................................................   8
  Non-Alienation of Benefits.........................................  10
  Amendment or Termination...........................................  10

STATEMENT OF ERISA RIGHTS............................................  10

INTRODUCTION

TYPE OF PLAN

Effective January 1, 2002, AFL-CIO Housing Investment Trust amended its 401(k) cash or deferred plan, which is named the AFL-CIO Housing Investment Trust 401(k) Retirement Plan and which will be referred to in this summary plan description as the "Plan". The Plan was originally effective October 1, 1996.

PLAN SPONSOR

The sponsor of the Plan is AFL-CIO Housing Investment Trust, and this summary will sometimes refer to AFL-CIO Housing Investment Trust as the "Employer", "we", "us" or "our". The Plan Sponsor's address is 1717 K Street, N.W., Suite 707, Washington, DC 20036; its telephone number is (202) 331-8055; and its employer identification number is 52-6220193.

PURPOSE OF THE SUMMARY

This summary, which describes the important features of the Plan in non-technical language, is intended to answer most of your questions about the Plan and replaces all prior announcements we may have made about the Plan. It nevertheless is only a summary, and if there is any conflict between the description in this summary and the terms of the Plan, the terms of the Plan will control. If you have any questions about the Plan that are not addressed in this summary, you can contact the Administrator, whose name and address is set forth in the next section.

PLAN ADMINISTRATION

PLAN TRUSTEES

The Plan is administered by a written plan and trust agreement, and the trustees of that agreement are responsible for management of the Plan's assets. The Trustees are Patton H. Roark, Jr., Ruth P. Walter, Erica Khatchadourian and Helen R. Kanovsky, and their address is 1717 K Street, N.W., Suite 707, Washington, DC 20036.

PLAN ADMINISTRATOR

All other matters concerning the operation of the Plan are the responsibility of the Administrator. The Administrator of the Plan is Erica Khatchadourian, whose address is 1717 K Street, N.W., Suite 707, Washington, DC 20036, and whose telephone number is (202) 331-8055.

OTHER INFORMATION

We have assigned number 001 to the Plan. The accounting year of the Plan, called the Plan Year, begins January 1st and ends the following December 31st; and legal process can be served on either the Administrator, the Employer, or the Trustees.

PLAN PARTICIPATION

ELIGIBLE EMPLOYEES

Any employee of AFL-CIO Housing Investment Trust who is also considered an Eligible Employee will enter the Plan as a Participant on the Entry Date as of which he or she satisfies the eligibility requirements described below in General Eligibility Requirements. AFL-CIO Investment Trust Corporation has also adopted the Plan for the benefit of its Eligible Employees. Any reference to the "Employer" can be construed to include any business that adopts this Plan.

All persons who are employees of the Employer are considered Eligible Employees for purposes of the Plan.

You will not be an Eligible Employee if we consider you to be an independent contractor on your date of hire or on the day you would have entered the Plan as a Participant had you been an Employee or on the first day of each subsequent Plan Year, whether or not you are later determined by a court or governmental agency to be or to have been an Employee.

You will also not be considered an Eligible Employee if you are an employee who is leased to us ("leased employee"), and you are covered under a certain type of money purchase pension plan sponsored by the company from which we leased your services.

GENERAL ELIGIBILITY REQUIREMENTS

If you are not already a Participant, you will be eligible to enter the Plan as a Participant upon reaching Age 21

ENTRY DATE

After you have satisfied the eligibility requirements described above in General Eligibility Requirements, you will actually enter the Plan as a Participant on the January 1st or July 1st that coincides with or next follows the date on which you satisfy those requirements.

PARTICIPATION BY EMPLOYEES WHOSE STATUS CHANGES

If you are not considered an Eligible Employee but later become one, you will participate in the Plan immediately if you otherwise satisfy the eligibility requirements. If you are a Participant and later become a member of an ineligible class, your Plan participation will be suspended but your Vested Interest percentage will continue to increase, and you will be entitled to an allocation for the Plan Year only to the extent of service you completed while an Eligible Employee. Upon returning to an eligible class of employees, you will immediately participate again in the Plan.

PARTICIPANT UPON RE-EMPLOYMENT

If you terminate employment but you're subsequently re-employed by us, your Periods of Service for purposes of eligibility, as well as for purposes of determining when you enter or re-enter the Plan as a Participant, will be determined as described in SERVICE RULES below.

SERVICE RULES

SERVICE DEFINITIONS

Service for purposes of eligibility will be determined by your Periods of Service. A Period of Service is a period of time that begins on your date of hire with us or with an affiliated employer (or with any direct predecessor business entity which was or would have been considered a part of the same group of affiliated employers with us), and that ends on the date you terminate employment, provided you have incurred a 1-Year Period of Severance as defined below. Service for purposes of vesting will be determined by your Years of Service. A Year of Service is a 12-month computation period during which you complete a certain number of Hours of Service. An Hour of Service is any hour for which you have a right to be paid by us or by any adopting Employer, including hours you are paid for vacation, holidays, illness, back pay and maternity leave. You will incur a Break in Service if you fail to perform more than 500 Hours of Service during any 12-consecutive month computation period described below. A Break in Service may affect your eligibility to receive an allocation of contributions to, and the computation of the Vested Interest in, your Account.

   1-Year Period of Service: A 1-Year Period of Service is a 12-consecutive month Period of Service. You will also receive credit for all partial or fractional years, whether or not consecutive, which add up to a 1-Year Period of Service, based on a day of service being credited if you complete an Hour of Service during such day. If less than a full month is completed, 30 days is considered to be a month of Service for the aggregation of fractional months. Your Service will normally be counted to the last day before you incur a 1-Year Period of Severance as defined below. However, if you complete at least one Hour of Service during the 12-consecutive month period which would otherwise be considered a Period of Severance, you will receive full credit for Service to last day before you incur a 1-Year Period of Severance.

   1-Year Period of Severance: You will incur a 1-Year Period of Severance if you fail to perform an Hour of Service in any 12-consecutive month period beginning on the date you terminate employment or if later, the date you remain absent (with or without pay) for any other reason such as for vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. In such event your participation in the Plan will cease; but if you complete at least one Hour of Service in this 12-consecutive month period which would otherwise be considered a Period of Severance, you will receive full credit for that 12 month period as a Period of Service to your termination date.

   Hour of Service: An Hour of Service is each hour for which you have a right to be paid for the performance of duties with us or with an affiliated employer.

   Year of Service: You will receive credit for a Year of Service as follows:
   In determining the Vested Interest in your Account, you will be credited with a Year of Service if you complete 1,000 Hours of Service within a 12-consecutive month vesting computation period, which is the Plan Year.

TERMINATION AND RETURN TO EMPLOYMENT

If you terminate and return to employment with us before you incur a Break in Service or a 1-Year Period of Severance, your Years of Service and Period of Service and Plan participation will not be deemed interrupted. If you return to employment with us after a Break in Service or a 1-Year Period of Severance, your Breaks in Service or Period of Severance will not be counted but your prior Years of Service and or Periods of Service will be counted (and if you were a Participant, your Plan participation will be reinstated) upon your re-employment.

CREDIT FOR SERVICE WITH OTHER EMPLOYERS

For Plan purposes, your Service counts if it was completed with us, with another Employer that adopts the Plan, and with any direct predecessor business that is or would have been considered a part of the same group of affiliated employers with us or another adopting Employer. Also, Service with AFL-CIO Investment Trust Corporation will be counted for determining eligibility and vesting purposes. The Internal Revenue Service may limit credit with a prior employer to 5 (five) years.

CONTRIBUTIONS AND ALLOCATIONS

ELECTIVE DEFERRALS

Once you're eligible to make Elective Deferrals, you can file a Salary Deferral Election form with the Administrator authorizing us to withhold as an Elective Deferral up to 100% of your Compensation. Elective Deferrals can be made in whole percentages of Compensation or in specific dollar amounts, and your Elective Deferrals will be allocated to your Elective Deferral Account.

Notwithstanding the preceding paragraph, your Elective Deferrals for any Plan Year cannot exceed the annual permissible dollar limit in effect for that Plan Year, which is $11,000 for 2002, increasing by law to $12,000 in 2003, $13,000 in 2004, $14,000 in 2005 and $15,000 in 2006. Additional "catch-up"
contributions can be made beginning in the Plan Year in which you will be at least age 50 by the end of the Plan Year. The maximum "catch-up" contribution is $1,000 in 2002, increasing by law to $2,000 in 2003, $3,000 in 2004, $4,000 in 2005 and $5,000 in 2006.

In any Plan Year in which you have not deferred at the maximum rate permitted by the Plan, you can elect to defer up to 100% of your Compensation for one or more pay periods in order to raise your deferral to the maximum rate permitted by the Plan. Should you terminate employment with us, you can also elect to defer up to 100% of any lump sum severance pay you might receive.

For Elective Deferral purposes, your Compensation is the amount reported on Form W-2 during the calendar year that ends on or within the Plan Year, excluding any amount in excess of the annual dollar limit ($200,000 for the Plan Year that begins in 2002) and any amount received while in an ineligible class of employees.

SALARY DEFERRAL ELECTION FORMS

You can change your Salary Deferral Election form quarterly on dates determined by the Administrator. You can also suspend or cancel your Salary Deferral Election form effective 30 days after giving written notice to the Administrator, in which case you cannot make a new election until the next quarterly election date. If necessary to insure that the Plan satisfies the non-discrimination tests mentioned in the preceding section, we also have the right to reduce or suspend your Salary Deferral Election at any time.

MATCHING CONTRIBUTIONS

We may elect to make a Matching Contribution to the Plan. For any Plan Year in which we do make a Matching Contribution, you will be notified of the amount allocated to your Matching Contribution Account. Employer Matching Contributions will be determined per the negotiated parameters of the Collective Bargaining Agreement with OPEIU Local 2.

For certain Plan Years, we may elect to make a Qualified Matching Contribution in order to satisfy certain non-discrimination tests required by the IRS. This contribution may or may not be made for all Participants. If a contribution is made on your behalf, it will be allocated to your Qualified Matching Contribution Account, which will be 100% Vested at all times.

NON-ELECTIVE CONTRIBUTIONS

The Employer may also make other contributions to the Plan which are called Non-Elective Contributions. These contributions are totally discretionary, including the discretion to forego a contribution for one or more Plan Years. In any Plan Year in which a Non-Elective Contribution is made and in which you are an Eligible Participant, an allocation will be made to your Non-Elective

Contribution Account in the ratio that your Compensation for the Plan Year bears to the total Compensation of all Eligible Participants for the Plan Year. This means that the amount allocated to each Eligible Participant's Non-Elective Account will, as a percentage of Compensation, be the same. For example, if the contribution is equal to 5% of all Eligible Participant's Compensation, that's the amount that will actually be allocated each Eligible Participant's Non-Elective Contribution Account.

For Non-Elective Contribution purposes, your Compensation is the amount reported on your Form W-2 during the calendar year that ends on or within the Plan Year, excluding any amount in excess of the annual dollar limit ($200,000 for the Plan Year that begins in 2002) and any amount received while in an ineligible class of employees.

If you are an Employee on the last day of the Plan Year in an eligible class of Employees, you will be an Eligible Participant for that Plan Year for the purpose of receiving an allocation of Non-Elective Contributions, provided you also complete at least 1,000 Hours of Service during the Plan Year. If you terminate employment with us before the last day of the Plan Year, you will only be an Eligible Participant for that Plan Year for the purpose of receiving an allocation of Non-Elective Contributions as described below:

   Termination because of retirement: If you terminate employment because of retirement on or after Normal or Early Retirement Age, you will be an Eligible Participant for that Plan Year if you complete at least 1,000 Hours of Service in that Plan Year in an eligible class of Employees.

   Termination because of death: If you terminate employment because of death, you will be an Eligible Participant for that Plan Year if you complete at least 1,000 Hours of Service in that Plan Year in an eligible class of Employees.

   Termination because of disability: If you terminate employment because of Disability, you will be an Eligible Participant for that Plan Year if you complete at least 1,000 Hours of Service in that Plan Year in an eligible class of Employees.

   Termination for any other reason: If you terminate employment for reasons other than retirement, death or Disability, you will be an Eligible Participant for that Plan Year if you complete at least 1,000 Hours of Service in that Plan Year in an eligible class of Employees.

For certain Plan Years, we may elect to make a Qualified Non-Elective Contribution in order to satisfy certain non-discrimination tests required by the IRS. This contribution may or may not be made for all Participants. If a contribution is made on your behalf, it will be allocated to your Qualified Non-Elective Contribution Account, which will be 100% Vested at all times.

TOP HEAVY CONTRIBUTIONS

A top heavy plan is a plan in which more than 60% of Plan assets are allocated to the Accounts of Participants who are "key employees" under IRS rules. Each year this Plan is top heavy, the Account of each Participant who is employed by us on the last day of the Plan Year will receive a top heavy allocation equal to the lesser of (a) 3% of Compensation, or (b) the highest percentage of Compensation allocated for that Plan Year to Participants who are "key employees". However, if we sponsor another plan, we may elect to satisfy the top heavy requirements that are described in this paragraph in the other Plan rather than this Plan.

ROLLOVER CONTRIBUTIONS

If you participated in another qualified retirement plan before you were employed by us, you can transfer (or rollover) any distribution made to you from that plan to this Plan provided all legal requirements (and any requirements imposed by the Administrator) with respect to such a transfer are satisfied. Do not withdraw funds from any other plan or account until you have received written approval from the Administrator to roll those funds over into this Plan.

If you do decide to make a rollover contribution and it is accepted by the Administrator, it will be kept in a separate Rollover Contribution Account established on your behalf. You will at all times have a 100% Vested Interest in all amounts credited to your Rollover Contribution Account.

You may withdraw up to 100% of your Rollover Contribution Account at any time prior to becoming a Participant in the Plan, and thereafter upon the earlier of (a) the date you are entitled to a distribution of your Plan Account, or
(b) within an administratively reasonable time after you terminate employment. Any amount withdrawn cannot be redeposited to your Rollover Contribution Account.

BENEFIT UPON RETIREMENT

You are entitled to 100% of your Account if you reach Normal or Early Retirement Age while you are still employed by us. Normal Retirement Age is the date you reach age 65. Early Retirement Age is the first day of any month coinciding with or following the date you reach age 55. If you continue working for us after Normal or Early Retirement Age, you can postpone receipt of your Account until you actually retire or you can elect to have it distributed even though you continue to work. Your Account will be distributed in a lump sum.

BENEFIT UPON DISABILITY

If you become disabled before your Account is distributed, you are entitled to the Vested Interest in your Account. To be considered disabled, you must suffer a physical or mental condition that qualifies you for benefits under any Employer-sponsored long-term disability plan. Your Account will be distributed in a lump sum.

BENEFIT UPON DEATH

If you die before your Account is distributed, your beneficiary is entitled to the Vested Interest in your Account. If you are married, your spouse is designated by law to be the beneficiary of 100% of your Vested Interest. Your spouse can waive in writing his or her statutory death benefit, in which case you can name another beneficiary to receive 100% of your Vested Interest. Your death benefit will be distributed to your beneficiary in a lump sum.

BENEFIT UPON TERMINATION OF EMPLOYMENT

If you terminate employment with us before Normal or Early Retirement Age, or if you terminate employment with us before you die or become disabled, you will be entitled to receive the Vested Interest in your Account. Distribution will be made in a lump sum within an administratively reasonable time after you terminate employment, based upon the execution of appropriate forms by the terminated Participant.

DETERMINATION OF VESTED INTEREST

The Vested Interest in your Account is the percentage of an Account to which you are entitled at any point in time. Under this Plan, your Vested Interest in all Accounts maintained on your behalf will be 100% at all times.

HARDSHIP DISTRIBUTIONS

You can withdraw up to 100% of the Vested Interest in your Elective deferrals to pay for a financial hardship caused by (1) eligible medical expenses incurred by you or your family; (2) the purchase (excluding mortgage payments) of your principal residence; (3) tuition for the next 12 months of college for you or your family; or (4) payments needed to prevent your eviction from, or foreclosure on the mortgage of, your principal residence.

You cannot make any Elective Deferrals for 6 months after you receive a hardship distribution, and the maximum amount you can defer for the calendar year after the distribution will be limited to your maximum permitted deferral minus the amount you actually deferred during the calendar year in which the hardship distribution was made. A hardship distribution cannot exceed the amount required to relieve the financial need and will only be made in a lump sum.

PARTICIPANT LOANS

Under certain conditions, you will be permitted to borrow from the Plan. All loans will be made in accordance with the Participant Loan Policy established by the Administrator. If the Participant Loan Policy is not attached to this summary, you can obtain a copy from the Administrator.

INVESTMENT OF ACCOUNTS

You are permitted to direct how your Elective Deferral Account, Matching Contribution Account, Non-Elective Contribution Account and Rollover Contribution Account will be invested. Subject to any rules or procedures established by the Administrator, you can choose from a range of mutual funds and related investments approved by the Trustees. You can switch between investment alternatives at any time by contacting the designated Investment Custodian selected by the Trustees in writing, through an 800 number, or through any internet access provided by the Investment Custodian. Any change you wish to make to your investment alternatives will go into effect as soon as practicable after the change is received by the Trustees or their designee.

All earnings and losses on your directed investments will be credited directly to your Account. At the appropriate time, the Employer will provide you with more detailed information about the directed investment alternatives permitted under the terms of the Plan's investment policy.

This Plan Is Intended to Comply with Section 404(c) of the Employee Retirement Income Security Act of 1974. This Means That If You Are Permitted to Exercise Independent Control over the Assets in Your Account, Then the Fiduciaries of The Plan, Including the Trustees, the Administrator and the Employer, Are Relieved of Liability for Any Losses Resulting from Your Exercise of Such Control.

TAX WITHHOLDING ON PLAN BENEFITS

Due to the complexity and frequency of changes in the federal laws that govern benefit distributions, penalties and taxes, the following is only a brief explanation of the applicable law and IRS rules and regulations as of the date this summary is issued. You will receive additional information from us at the time of any benefit distribution, and you should consult your tax advisor to determine your personal tax situation before taking any distribution from the Plan.

Any distribution from this Plan that is eligible to be rolled over and that is directly transferred to another qualified retirement plan or to an individual retirement account (IRA) is not subject to income tax withholding. Generally, any part of a distribution from this Plan can be rolled over to another qualified plan or to an IRA unless the distribution (1) is part of a series of equal periodic payments made over your lifetime, over the lifetime of you and your beneficiary, or over a period of 10 years or more; or (2) is a minimum benefit payment which must be paid to you because you have reached age 70 1/2. There are other distributions that cannot be rolled over, and you should contact the Administrator if you have questions about whether a distribution can be rolled over.

If you choose to have your benefit paid to you and the benefit is eligible to be rolled over, you only receive 80% of the payment. The Administrator is required by law to withhold 20% of the payment and remit it to the Internal Revenue Service as income tax withholding to be credited against your taxes. If you receive the distribution before you reach age 59 1/2, you may also have to pay an additional 10% tax. You can still rollover all or a part of the 80% distribution that is paid to you by putting it into an IRA or into another qualified retirement plan within 60 days of receiving it. If you want to rollover 100% of the eligible distribution to an IRA or to another qualified retirement plan, you must find other money to replace the 20% that was withheld.

You cannot elect out of the 20% withholding (1) unless you are permitted (and elect) to leave your benefit in this Plan, or (2) unless you have 100% of an eligible distribution transferred directly to an IRA or to another qualified retirement plan that accepts rollover contributions.

OTHER INFORMATION

CLAIMS FOR BENEFITS

To make a claim for benefits, you must use the procedures described below. If you feel you are not receiving benefits to which you are entitled, you must file a written claim for benefits with the Plan Administrator. You may authorize someone (such as a family member or an attorney) to make a claim on your behalf. The Administrator will review your claim and determine whether your claim should be granted. The Administrator will notify you of its decision within 90 days after receiving your written claim. In certain cases, the Administrator may take up to an additional 90 days (for a total of 180 days) to review your claim. If the Administrator needs additional time to review your claim, you will be notified in writing within the initial 90-day period. If your claim is denied, you will receive a written or electronic notice explaining why your claim was denied. If additional information is needed, the notice will describe the information that is needed and will explain why it is needed. The notice will explain your right to request a review of the claim denial and your right to request arbitration if you request a review and your claim continues to be denied on review.

If your claim is denied, you can request a review of the denial as described below. If you do not request a review, the denial will be final, binding, and non-appealable. Your request for a review must be made in writing to the Administrator (or if we have appointed a separate Committee to oversee the Plan, to the Committee) within 60 days after you receive the Administrator's written or electronic notice of denial. If you request a review within this time period, the Administrator/Committee will review the claim and denial and, after a full and fair review, determine whether your claim should continue to be denied. As part of the review, you have the right to submit written comments, documents, records and other information relating to your claim. You also have the right to request copies of any records or other information relevant to your claim. These copies will be provided to you free of charge. In reviewing your claim and its denial by the Administrator, the Administrator/Committee will consider all information that you have provided, whether or not the Administrator reviewed the information in deciding your claim.

The Administrator/Committee will notify you of its decision. Generally, you will receive a written or electronic notice within 60 days after the Administrator/Committee receives your written request for review. However, in certain cases, the Administrator/Committee may need additional time to review your claim. If additional time is needed, the Administrator/Committee may take up to an additional 60 days (for a total of 120 days) to review your claim. If the Administrator/Committee needs additional time to review your claim, you will be notified in writing within the initial 60-day period. Also, if the Administrator/Committee meets once every calendar quarter (or more often), it may wait until its next regularly scheduled meeting (or the regularly scheduled meeting following the next regularly scheduled meeting, if your request is not received more than 30 days prior to the next regularly scheduled meeting) to review your claim.

If special circumstances require an extension, you will receive a written notice within the initial period. If the extension is needed because you have not given the Administrator/Committee information it needs to review your claim, then the time period for the Administrator/Committee to review your claim may be suspended (i.e., not run) until you provide the requested information. If your claim is denied on review, you will receive a written or electronic notice explaining why your claim was denied. The notice will explain your right to receive, upon request and free of charge, copies of any documents and other information relevant to your claim. The notice also will explain your right to request arbitration. If your claim is denied on review by the Administrator/Committee, you can request arbitration as described below. If you do not request arbitration, the Administrator/Committee's decision will be final, binding, and non-appealable.

A written request for arbitration must be filed with the Administrator/Committee within 15 days after you receive the Administrator/Committee's decision. You and the Administrator/Committee must each name an arbitrator within 20 days after the Administrator/Committee receives your written request for arbitration, and the two arbitrators must jointly name a third arbitrator. The arbitrators must then render a decision within 60 days after their appointment. The losing party must pay all costs of arbitration unless the decision is not clearly in favor of one party or the other, in which case the costs would be allocated as the arbitrators decide. The decision of the arbitrators is final, binding, and non-appealable.

NON-ALIENATION OF BENEFITS

In general, your creditors cannot garnish or levy upon your Account, and you cannot sell, transfer, assign, or pledge your Account. There are two exceptions: (1) your Account must be pledged as collateral for a loan from the Plan; and (2) if you and your spouse separate or divorce, a court can direct through a qualified domestic relations order that up to 100% of your Account be transferred to another person (usually your ex-spouse or your children). The Plan has a procedure for processing domestic relations orders, which you can obtain from the Administrator.

AMENDMENT OR TERMINATION

The Plan is intended to be permanent, but the Employer can amend or terminate it at any time. Upon termination, all Participants will have a 100% Vested Interest in their Accounts as of the date of termination, and all Accounts will be distributed. If the Plan is amended or terminated, each Participant and each beneficiary receiving benefits will be notified in writing.

Your Account is not insured by the Pension Benefit Guaranty Corporation (PBGC) because the insurance provisions of the Employee Retirement Income Security Act do not apply to this plan. For more information on PBGC coverage, ask the Administrator or the PBGC. Written inquiries to the PBGC should be addressed to the Technical Assistance Division, PBGC, 1200 K Street NW, Suite 930, Washington, D.C. 20005-4026, or you can call (202) 326-4000.

STATEMENT OF ERISA RIGHTS

As a Participant, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Participants are entitled: (1) to examine without charge at the Administrator's office and at other specified locations (such as worksites and union halls) all Plan documents, including insurance contracts, collective bargaining agreements and copies of all Plan documents filed with the U.S. Department of Labor, such as detailed annual reports and Plan objectives; (2) to obtain copies of all Plan documents and other information upon written request to the Administrator (who may make a reasonable charge); (3) to receive a summary of the Plan's annual financial report and a copy of the Administrator's summary annual report; and (4) to obtain a statement telling if you have a right to receive a pension at normal retirement age and if so, what your benefits would be if you stopped working now. If you do not have a right to a pension, the statement will tell you how many years you have to work to get a pension. This statement must be requested in writing, is not required to be given more than once a year, and must be provided by the Administrator free of charge.

ERISA also imposes duties upon the people responsible for the operation of the plan. These people, called fiduciaries, have a duty to do so prudently and in the interest of all Participants. No one, including the Employer, a union, or any other person, may fire you or discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your ERISA rights.

If your claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Administrator review and reconsider your claim. Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials about the Plan and do not receive them within 30 days, you may file suit in a federal court. If you do so, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Administrator's control.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about this Plan, you should contact the Administrator of the Plan. If you any questions about this statement or your rights under ERISA, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or write the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210.

You may also contact the U.S. Department of Labor at their website at http://www.dol.gov/pwba/welcome.html, where you can review various information including a publication called "WHAT YOU SHOULD KNOW ...about your pension rights". If you would like a copy of that publication, you may call toll free at (866) 275-7922.

                     AFL-CIO HOUSING INVESTMENT TRUST
                        401(K) RETIREMENT PLAN
                     BENEFICIARY DESIGNATION FORM


PARTICIPANT NAME:
                   ---------------------------------------------------

A. PRIMARY BENEFICIARY: As a Plan participant or former participant I hereby designate the following person or persons and/or trusts or trusts as beneficiaries to be entitled to receive any benefits that become payable from the Plan as a result of my death prior to the full commencement of my Plan benefits:

     (Choose EITHER 1. OR 2. through 6.)

     1.   [   ]       100   % to my SPOUSE

     (If 1. above is chosen, the consent of the Participant's Spouse is NOT required. The participant must complete B. and C. below, but NOT D. below; and the Participant's SPOUSE should NOT complete E. below. If 1. above is NOT chosen, the Participant must complete B., C., and D. below; and the Participant's SPOUSE must complete E. below.)

     2.   [   ]               % to my SPOUSE, and

     3.   [   ]               % to my children, and if any have died, their
     share to their living descendants (per stirpes)

     4.   [   ]               % to my children, if living, in equal shares
     (per capita)

     5.   [   ]     The following % to OTHER BENEFICIARIES:
                        % to Name: _________________ Relationship:
                   ----            ----------------               -----------

                        % to Name: _________________ Relationship:
                   ----            ----------------               -----------

                        % to Name: _________________ Relationship:
                   ----            ----------------               -----------


    6.   [   ]          % to the following TRUST, created by me on the
                   -----
    following date:                       .
                   -----------------------
          Name of TRUST:                                               .
                         ----------------------------------------------
          The trustees for this TRUST are                           ___.
                                          -----------------------------

B. CONTINGENT BENEFICIARY: In the event a beneficiary designated above fails to survive me, I hereby designate the following person or persons and/or trusts or trusts as contingent beneficiaries for that portion of benefits:

    1.   [   ]       100   % to my SPOUSE

     (If 1. above is chosen, the consent of the Participant's Spouse is NOT required. The participant must complete B. and C. below, but NOT D. below; and the Participant's SPOUSE should NOT complete E. below. If 1. above is NOT chosen, the Participant must complete B., C., and D. below; and the Participant's SPOUSE must complete E. below.)

     2.   [   ]               % to my SPOUSE, and

     3.   [   ]               % to my children, and if any have died, their
     share to their living descendants (per stirpes)

     4.   [   ]               % to my children, if living, in equal shares
     (per capita)

     5.   [   ]     The following % to OTHER BENEFICIARIES:
                        % to Name:                   Relationship:
                   ----            ----------------               -----------

                        % to Name:                   Relationship:
                   ----            ----------------               -----------

                        % to Name: _________________ Relationship:
                   ----            ----------------               -----------


    6.   [   ]          % to the following TRUST, created by me on the
                   -----
    following date:                       .
                   -----------------------
          Name of TRUST:                                               .
                         ----------------------------------------------
          The trustees for this TRUST are                              .
                                          -----------------------------

C. AFFIRMATION AND ACKNOWLEDGMENT BY PARTICIPANT: All of my previous beneficiary designations, if any, are null and void. I affirm that, to the best of my knowledge, there is no court order (other than a Qualified Domestic Relations Order) that assigns any of my interest in the Plan to any other person. I hereby affirm that

     [    ]    I am either not married or I have a court order recognizing my legal separation from my spouse; and if I was ever previously married, I have a valid decree of divorce from all ex-spouses. I acknowledge that any designation made on this form today may be invalidated upon my marriage, and agree to keep the Plan Administrator informed of any changes to my marital status.

     [    ]    I am presently legally married. I shall keep the Plan
               Administrator informed of any change to my marital status.
               Unless my spouse is the only primary beneficiary, my spouse has completed the CONSENT portion of this form below. If I am not yet age 35, I acknowledge that I will have to re-obtain the consent of my spouse to my naming a non-spouse primary beneficiary when I turn age 35.

I acknowledge that I need to fill out a new beneficiary designation form in order to change any designations made on this form.

Participant's Signature:                              Date:
                         ---------------------------        ---------------

(Participant should NOT complete D. if Participant selected A.1. above)

D. WAIVER OF PRE-RETIREMENT SURVIVOR ANNUITY - MARRIED PARTICIPANTS (optional)

I hereby waive, with spousal consent as provided below, the requirement that all or a portion of my benefits under the plan be paid as an annuity over the life of my surviving spouse in the event of my death prior to retirement. If I am not yet age 35, I acknowledge that I will have to again waive this requirement when I attain age 35 and, if then married, re-obtain the consent of my spouse to my naming a non-spouse primary beneficiary when I turn age 35.

Participant's Signature:                              Date:
                         ---------------------------        ---------------

(SPOUSE should NOT complete E. below if Participant selected A.1. above)

E.   SPOUSAL CONSENT: Print name of spouse:
                                            -------------------------------

I hereby consent to the distribution of all (or the portion specified by my spouse on the Designation of Beneficiary form) of the benefits payable from the Plan on account of the Participant's death to the primary beneficiary named on the Designation of Beneficiary form. I acknowledge that (1) the effect of my consent is to cause all or a portion of the Plan's death benefits to be paid to a beneficiary other than me, (2) that the Participant's designation of a primary beneficiary other than me is not valid unless I consent to it, and (3) that my consent is irrevocable unless the Participant subsequently revokes his or her waiver, in which event my consent will again be required in order for the Participant to name a non-spouse beneficiary.

If my spouse has waived the pre-retirement surviving spouse annuity, I acknowledge that, but for my consent, all or a portion of my spouse's benefits would be payable to me in the form of an annuity over my life, and I hereby irrevocably relinquish that right (however, should the Participant revoke his or her waiver at any time, my consent will again subsequently be required to again waive this requirement).

Signature of Spouse:                                          Date:
                     ---------------------------------------       ----------

Signature of Witness:                                         Date:
                     ---------------------------------------       ----------

Print name of Witness:
                       ------------------------------------------------------

     [    ]  Witness is a Plan Representative OR

     [    ]  Witness is a Notary Public (complete below):

     State of                           County of
              ----------------------               ------------------------

     My commission  expires:
                             -----------------------------


                                       Page 2